Exhibit 99.1

CARRIZO OIL & GAS, INC.

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc. Richard Hunter, Vice President of Investor Relations Paul F. Boling, Chief Financial Officer (713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES FIRST QUARTER 2011 FINANCIAL RESULTS

HOUSTON, May 10, 2011-Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced the Company’s financial results for the first quarter of 2011, which included the following highlights:

Results for the First Quarter of 2011—

•	Production of 10.7 Bcfe, or 118,799 Mcfe/d

•	Revenue of $44.1 million or Adjusted Revenue of $52.9 million, including the impact of realized hedges

•	Net Income of $0.7 million, or Adjusted Net Income of $10.6 million before the net non-cash items noted below

•	EBITDA, as defined below, of $39.6 million

Production volumes during the three months ended March 31, 2011 were 10.7 Bcfe, an increase of 2.4 Bcfe, or 29%, from first quarter 2010 production of 8.3 Bcfe and were flat from the fourth quarter 2010 production of 10.7 Bcfe. The increase in production from the first quarter of 2010 to the first quarter of 2011 was primarily due to increased production from new wells in the Barnett Shale, Eagle Ford Shale and Niobrara Formation, partially offset by normal production decline. Production from the fourth quarter of 2010 to the first quarter of 2011 remained flat as increased production from new wells in the Barnett Shale, Eagle Ford Shale and Niobrara Formation was offset by normal production decline and a curtailment of our production in the Barnett Shale as result of inclement weather in February 2011.

Adjusted revenues were $52.9 million for the first quarter of 2011, which includes oil and gas revenues of $44.1 million and realized hedge gains of $8.8 million, compared to $43.9 million for the first quarter of 2010, which includes oil and gas revenues of $39.0 million and realized hedge gains of $4.9 million. The increase in adjusted revenues was primarily driven by increased production, particularly higher oil and condensate production in the Eagle Ford Shale, and higher realized hedge gains partially offset by lower gas prices. Including the impact of realized hedges, the Company’s average realized gas price decreased 19% to $4.14 per Mcf for the first quarter of 2011 compared to $5.10 per Mcf for the first quarter of 2010 and the average realized oil price increased 17% to $88.84 per barrel for the first quarter of 2011 compared to $76.13 per barrel for the first quarter of 2010. Revenues excluding the impact of realized hedges are presented in the table below.

For the quarter ended March 31, 2011, the Company reported Adjusted Net Income of $10.6 million, or $0.27 per basic and diluted share, excluding an aggregate $9.9 million non-cash, after–tax charge, comprised of (a) a non-cash unrealized loss on derivatives of $6.2 million, (b) non-cash stock-based compensation expense of $2.5 million, (c) non-cash loss on extinguishment of debt of $0.6 million, and (d) non-cash interest expense, net of amounts capitalized of $0.6 million. For the quarter ended March 31, 2010, the Company reported Adjusted Net Income of $11.2 million, or $0.36 per basic and diluted share, excluding an aggregate net $8.5 million non-cash, after–tax gain, comprised of (a) a non-cash unrealized gain on derivatives of $11.3 million, (b) non-cash stock-based compensation expense of $1.4 million, (c) non-cash interest expense, net of amounts capitalized of $1.3 million, and (d) non-cash bad debt expense of $0.1 million. The Company reported Net Income of $0.7 million, or $0.02 per basic and diluted share, for the quarter ended March 31, 2011, as compared to net income of $19.7 million, or $0.64 and $0.63 per basic and diluted share, respectively, for the same quarter during 2010.

Earnings before interest, income tax, depreciation, depletion and amortization and certain other items described in the table below (“EBITDA”) was $39.6 million, or $1.02 and $1.01 per basic and diluted share, respectively, during the first quarter of 2011, as compared to $32.3 million, or $1.04 and $1.03 per basic and diluted share, respectively, during the first quarter of 2010.

Lease operating expenses (including transportation costs of $1.4 million) were $6.7 million (or $0.62 per Mcfe) for the three months ended March 31, 2011 as compared to lease operating expenses (including transportation costs of $1.3 million) of $5.1 million (or $0.61 per Mcfe) for the first quarter of 2010. Lease operating expenses increased due to increased production primarily attributable to new wells in the Barnett Shale, Eagle Ford Shale and Niobrara Formation.

Production taxes remained unchanged at $0.9 million for the three months ended March 31, 2011 and 2010 as the impact of increased production was largely offset by lower gas prices and a severance tax refund attributable to prior periods during the three months ended March 31, 2011.

Ad valorem taxes decreased to $0.7 million for the three months ended March 31, 2011 from $1.2 million for the same period in 2010. During the first quarter of 2011, we determined that the actual ad valorem taxes for 2010 were lower than amounts estimated in the prior year.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended March 31, 2011 increased to $16.7 million (or $1.56 per Mcfe) from $9.8 million (or $1.19 per Mcfe) for the same period in 2010. This increase in DD&A was primarily due to increased production and increased future development costs attributable to crude oil and natural gas liquids reserves added during the fourth quarter of 2010, which have a higher future development cost per equivalent unit than the Company’s existing proved gas reserves.

General and administrative expense was $5.0 million during the three months ended March 31, 2011 as compared to $4.4 million during the three months ended March 31, 2010. The increase was primarily due to increased compensation costs related to an increase in the number of employees in the first quarter of 2011.

Non-cash, stock-based compensation expense increased to $3.8 million for the three months ended March 31, 2011 from $2.2 million for the same period in 2010. The increase was largely attributable to stock appreciation rights that increased in fair value during the first quarter of 2011.

A $0.6 million net loss on derivatives was recorded for the first quarter of 2011 compared to a net gain of $22.5 million for the first quarter of 2010. The first quarter 2011 gain consisted of (a) an unrealized loss on derivatives of $9.4 million and (b) a realized gain on derivatives of $8.8 million. The first quarter 2010 gain consisted of (a) an unrealized gain on derivatives of $17.6 million and (b) a realized gain on derivatives of $4.9 million.

In January 2011, in connection with our entrance into a new senior secured revolving credit facility, we terminated our prior credit facility. As a result, we recognized a non-cash, pre-tax loss on extinguishment of debt of $0.9 million representing the deferred financing costs attributable to the commitments of two banks in the prior credit facility who are not participating in the new credit facility.

Cash interest expense, net of amounts capitalized, increased to $6.1 million for the first quarter of 2011 compared to $3.2 million for the first quarter of 2010. The increase was primarily attributable to interest on the $400 million aggregate principal amount of 8.625% Senior Notes issued in the fourth quarter of 2010 partially offset by decreased interest attributable to the $300 million aggregate principal amount of 4.375% Convertible Senior Notes repurchased in the tender offer during the fourth quarter of 2010 and higher capitalized interest due to higher levels of unproved properties and a higher weighted average interest rate during the first quarter of 2011.

Non-cash interest expense, net of amounts capitalized, decreased to $0.9 million for the first quarter of 2011 compared to $2.1 million for the first quarter of 2010, primarily due to decreased amortization of the discount as a result of the $300 million aggregate principal amount of the Convertible Senior Notes repurchased in the tender offer during the fourth quarter of 2010, partially offset by higher amortization of deferred financing costs.

The effective income tax rate was 59.0% for the first quarter of 2011 and 39.2% for the first quarter of 2010. The Company’s estimated annual effective income tax rate for 2011 is approximately 37% substantially all of which we expect to be deferred. However, the effective income tax rate for the first quarter of 2011 was higher than 37% primarily as a result of providing for changes in the current year estimated and prior year actual effective state income tax rate. This increase was partially offset by the income tax benefit of a capital loss associated with the Company’s investment in Pinnacle Gas Resources, Inc. which was sold in the first quarter of 2011 for which no income tax benefit was recognized in prior years. The Company expects to realize the benefit of this capital loss by offsetting it against the capital gain the Company expects to result from the sale of its non-core Barnett Shale properties in the second quarter of 2011.

Carrizo President and CEO S. P. “Chip” Johnson, IV commented, “We entered into an agreement to monetize a substantial portion of our non-core Barnett properties at the end of April for two primary reasons, the first being that recently announced sales of very similar acreage had received compelling valuations and the second being our ability to put any capital raised in such a sale to work nearly immediately by increasing our land position in the condensate zone of the Eagle Ford Shale play. We were pleased to reach an agreement to sell our properties at over $12,000 per flowing thousand cubic feet of gas equivalents per day, which is expected to raise approximately $104 million, subject to purchase price adjustments. With the sale agreement in place, we have reached agreements or are in final negotiations to add as much as 8,000 net new Eagle Ford acres in close proximity to the approximately 20,000 net acres we already control. The production performance from our current Eagle Ford wells have been meeting or exceeding our expectations. These results, in addition to the expected increase in our land position, have given us the confidence to begin planning the acceleration of our 2011 Eagle Ford drilling activity including contracting for the delivery of a third drilling rig to the Eagle Ford in December of this year. We currently have one drilling rig working, a second rig arriving around June 1st and a three well backlog of drilled wells that we will start fracking in mid-June. In our Niobrara play, we have spuded our fourth well in Weld County, Colorado, and plan to drill continuously on our acreage through year-end. In the Marcellus Shale, we are operating two horizontal rigs that are currently drilling in NE Pennsylvania as part of our Reliance JV, and we currently expect to be selling gas into the Laser Pipeline when it becomes operational around August 1st.”

The Company will host a conference call to discuss 2011 first quarter financial results on Tuesday, May 10, 2011 at 10:00 AM Central Daylight Time. To participate in the call, please dial (888) 391-0101 ten minutes before the call is scheduled to begin. A replay of the call will be available through Tuesday, May 17, 2011 at 11:59 AM Central Daylight Time at (800) 633-8284. The conference ID for the replay is 21522351.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=164385 or by visiting our website at http://www.crzo.net, clicking on “Investor Relations” and then clicking on “2011 First Quarter Conference Call Webcast.” To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and gas primarily in the Eagle Ford Shale in South Texas, the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions. Carrizo is also actively developing its oil discovery known as the Huntington Field in the UK North Sea. Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas drilling opportunities and to optimize reserve recovery.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including expected drilling, expected levels, timing, location and mix of production, cash flow, amount and location of capital expenditures, return on capital, borrowings, development costs, completion of wells, acreage acquisitions, timing of completion, drilling and fracturing of wells, completion and pipeline connections, expected sales proceeds, expected income tax rates, provisions or benefits, and other statements that are not historical facts are forward looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward looking statements include satisfaction of closing conditions, results of exploration activities, completion of land acquisitions, market and other conditions, capital needs and uses, land acquisitions, purchase price adjustments, ability to reach agreement on acreage acquisitions, commodity price changes, effects of the global financial crisis on exploration activity, availability of rigs and service crews, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, actions by joint venture partners, industry partners and lenders, post-closing adjustments, future impairments of oil and gas properties, the availability of debt and other financing, availability of capital, well connects and equipment, weather and other risks described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	THREE MONTHS ENDED MARCH 31,
	2011	2010

Revenues:
Oil and condensate	$11,830,231	$2,874,020
Natural gas and NGLs	32,228,143	36,082,121

Total revenues	44,058,374	38,956,141

Costs and expenses:
Lease operating expenses	6,666,593	5,075,482
Production taxes	940,626	904,780
Ad valorem taxes	690,891	1,204,328
Depreciation, depletion and amortization expense	16,676,418	9,841,400
General and administrative expense	5,002,564	4,396,880
Accretion expense related to asset retirement obligations	74,313	51,286
Bad debt expense	(32,063)	123,254
Stock-based compensation expense	3,849,837	2,164,007

Total costs and expenses	33,869,179	23,761,417

Operating income (loss)	10,189,195	15,194,724

Unrealized gain (loss) on derivatives, net	(9,405,316)	17,627,275
Realized gain on derivatives, net (1), (2)	8,793,441	4,922,321
Loss on extinguishment of debt	(896,850)	—
Other income, net	62,142	30,539
Cash interest expense, net of amounts capitalized (3)	(6,082,017)	(3,218,302)
Non-cash interest expense, net of amounts capitalized (4)	(865,276)	(2,122,670)

Income before income taxes	1,795,319	32,433,887

Income tax expense	(1,059,712)	(12,698,048)

Net income	$735,607	$19,735,839

ADJUSTED net income (5)	$10,615,366	$11,230,478

EBITDA, as defined	$39,613,283	$32,327,531

Net income per common share-Basic	$0.02	$0.64

Net income per common share-Diluted	$0.02	$0.63

ADJUSTED net income per common share-Basic	$0.27	$0.36

ADJUSTED net income per common share-Diluted	$0.27	$0.36

Weighted average common shares outstanding-Basic	38,783,333	31,071,067

Weighted average common shares outstanding-Diluted	39,406,094	31,514,572

(1)	Includes reclassification for the three months ended March 31, 2011 and 2010 of approximately $0.4 million and $0.3 million, respectively, from general and administrative expense to realized gain on derivatives, net, for agency fees to enter into certain derivative positions.
(2)	Includes reclassification for the three months ended March 31, 2011 and 2010 of approximately $1.0 million and $0.2 million, respectively, from unrealized gain (loss) on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods and the related non-cash amortization as such hedge positions settle.

(3)	Cash interest expense, net of amounts capitalized, consists of the following:

Cash interest expense	$(10,687,256)	$(5,911,321)
Capitalized interest	4,605,239	2,693,019

(4)	Non-cash interest expense, net of amounts capitalized, which includes amortization of the discounts on the Senior Notes and the Convertible Senior Notes and deferred financing costs, consists of the following:

Non-cash interest expense	$(1,520,454)	$(3,898,882)
Capitalized interest	655,178	1,776,212

(5)	Adjusted net income, and related basic and diluted adjusted net income per common share amounts exclude the impact of unrealized gain (loss) on derivatives, net, stock-based compensation expense, non-cash interest expense, net of amounts capitalized, bad debt expense, and loss on extinguishment of debt.

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CARRIZO OIL & GAS, INC.

CONDENSED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2011	December 31, 2010
ASSETS:
Cash and cash equivalents	$21,956	$4,128
Fair value of derivative instruments	12,723	17,698
Other current assets	44,455	38,506
Deferred income taxes	69,807	72,587
Property and equipment, net	1,072,403	983,057
Other assets	27,792	24,766
Investments	2,523	3,392

TOTAL ASSETS	$1,251,659	$1,144,134

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Accounts payable and accrued liabilities	$139,939	$109,651
Current maturities of long-term debt	—	160
Other current liabilities	6,514	9,193
Long-term debt, net of current maturities and debt discount	631,297	558,094
Other liabilities	12,271	9,685
Fair value of derivative instruments	2,003	715
Shareholders’ equity	459,635	456,636

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,251,659	$1,144,134

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CARRIZO OIL & GAS, INC.

NON-GAAP DISCLOSURES

(unaudited)

Reconciliation of Net Income to EBITDA	THREE MONTHS ENDED MARCH 31,
	2011	2010

Net income	$735,607	$19,735,839

Adjustments:
Depreciation, depletion and amortization expense	16,676,418	9,841,400
Unrealized (gain) loss on derivatives, net	9,405,316	(17,627,275)
Cash and non-cash interest expense, net of amounts capitalized	6,947,293	5,340,972
Income tax expense	1,059,712	12,698,048
Loss on extinguishment of debt	896,850	—
Stock-based compensation expense	3,849,837	2,164,007
Bad debt expense	(32,063)	123,254
Accretion expense related to asset retirement obligations	74,313	51,286

EBITDA, as defined	$39,613,283	$32,327,531

EBITDA per common share-Basic	$1.02	$1.04

EBITDA per common share-Diluted	$1.01	$1.03

CARRIZO OIL & GAS, INC.

PRODUCTION VOLUMES AND PRICES

(unaudited)

Production volumes-

Oil and condensate (Bbls)	133,451	37,752
Natural gas and NGLs (Mcfe)	9,891,244	8,040,418
Natural gas equivalent (Mcfe)	10,691,950	8,266,930

Average sales prices-

Oil and condensate ($ per Bbl)	$88.65	$76.13
Oil and condensate ($ per Bbl) - with hedge impact	$88.84	$76.13
Natural gas and NGLs ($ per Mcfe)	$3.26	$4.49
Natural gas and NGLs ($ per Mcfe) - with hedge impact	$4.14	$5.10
Natural gas equivalent ($ per Mcfe)	$4.12	$4.71